ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433

Registration Statement No. 333-137902
Dated January 3, 2008

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Deutsche Bank Group

Index Snapshot: The Deutsche Bank Liquid Commodity Index - Optimum Yield™ (Excess Return)

The Index Benefits

The Deutsche Bank Liquid Commodity Index - Optimum Yield™ (Excess Return) (the "Index") offers:

- Exposure to a single commodity index comprised of six highly liquid commodities representing four broad sectors.
- Optimum Yield™ Methodology designed to potentially enhance roll yields.
- Long-term returns that provide diversification from traditional asset classes such as equities and bonds.
- Automatic rebalancing that frees the investor from the mechanics of futures trading (e.g. contract rolling and physical delivery.)

The Index Components

Underlying Index Constituent	Sector	Base Weight	Current Weight*
Crude Oil	Energy	35%	34.90%
Heating Oil	Energy	20%	20.11%
Gold	Precious Metals	12.5%	9.59%
Aluminum	Industrial Metals	10%	11.17%
Corn	Agriculture	11.25%	11.84%
Wheat	Agriculture	11.25%	12.39%

*As of Dec 31, 2007

The Index Rules

- On the first business day of each month, identify contracts due for delivery the next month.
- Employing the Optimum Yield™ Methodology, determine the new contract that will replace each expiring contract. Execute the roll from the 2nd to 6th business days of the month.
- Annually, on or around the 6th business day of November, adjust the weights of the Index Components to return to the base weights.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to such offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet and this snapshot if you so request by calling toll-free 1-800-311-4409. The Deutsche Bank Liquid Commodity Index – Optimum Yield™ is an intellectual property of Deutsche Bank AG. Deutsche Bank Liquid Commodity Index – Optimum Yield™ is a trademark of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the Index.

The Optimum Yield™ Methodology

The DBLCI OY™ seeks to enhance Index returns by attempting to maximize the roll yield between futures contracts.

- Captures returns from two sources: spot return and roll yield.
- Attempts to maximize the positive roll yield in backwardated (downward sloping) forward markets.
- Attempts to minimize the negative roll yield in contangoed (upward sloping) forward markets.
- Selects the futures contract expiring within the next 13 months with the highest implied annualized roll yield.



Hypothetical Backwardated Futures Curve
Hypothetical Contangoed Futures Curve
OY Methodology purchases this future with the maximum positive annualized roll yield.
OY Methodology purchases this future with the minimum negative annualized roll yield.
Futures Contract Price
$55
$50
$45
$40
$35
$30
$25
$20
$15
Spot 2nd 3rd 4th 5th 6th 7th 8th 9th 10th 11th 12th 13th
Futures Contract

Source: Deutsche Bank


DWS SCUDDER
STRUCTURED NOTES
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DWS
SCUDDER
Deutsche Bank Group

Index Snapshot: The Deutsche Bank Liquid Commodity Index - Optimum Yield™ (Excess Return)

Historical Performance of the Index (12/31/97–12/31/07)*


700
600
500
400
300
200
100
0
Index Inception
Jan-98
Jul-98
Jan-99
Jul-99
Jan-00
Jul-00
Jan-01
Jul-01
Jan-02
Jul-02
Jan-03
Jul-03
Jan-04
Jul-04
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Jul-07

Source: Bloomberg

Annual Index Performance (12/31/97–12/31/07)*


50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
1998
-30.8%
1999
37.3%
2000
18.3%
2001
-11.1%
2002
23.5%
2003
25.6%
2004
36.4%
2005
27.8%
2006
11.5%
2007
26.8%

Source: Bloomberg & Deutsche Bank

* Retrospectively calculated prior to May 2006. Past performance – including any performance based on retrospective calculations – is not necessarily indicative of future results.

Risk Considerations

- **COMMODITY PRICES MAY CHANGE UNPREDICTABLY** – Market prices of the Index Components may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, wars, acts of terrorism, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.
- **STRATEGY RISK** – Under the Optimum Yield™ Methodology, futures contracts of the underlying commodities are selected in an attempt to maximize the value of the roll yield, which could adversely affect the Index return. We cannot guarantee that the Index return will be similar to or greater than the returns of other commodity indices.
- **GAINS IN COMPONENTS OF THE INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS** –The Index is composed of multiple commodities positions and therefore a positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in an aggregate Index return equal to or less than zero.
- **THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS' POLITICAL AND ECONOMIC RISKS** – The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Index.
- **TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE PERFORMANCE OF THE INDEX** – We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from financial products linked to the Index by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the level of the Index may decline.

The accompanying charts are for illustrative purposes only and do not purport to predict future performance of the Index or securities relating to the Index.

The Index was launched in May 2006. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to May 2006.

The information contained in this snapshot is accurate only as of the date set forth on the first page hereof.